16.1  LETTER  ON  CHANGE  IN  CERTIFYING  ACCOUNTANTS

September  17,  1999

Securities  and  Exchange  Commission
450  Fifth  St.,  N.W.
Washington,  D.C.  20549

Gentlemen:

This letter is to confirm that the reason I am no longer the auditor of record for Anything Internet Corporation is due to the fact that I have redirected the focus of my professional practice and as such I no longer perform audits of publicly traded companies.

At no time have I ever had a disagreement with Anything Internet Corporation or its management concerning financial statement auditing or presentation issues.

Sincerely,


J.  PAUL  KENOTE,  CPA,  P.C.


/s/  J.  Paul  Kenote,  CPA
J.  Paul  Kenote,  CPA







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